Exhibit 10.1

OPTION AGREEMENT

THIS AGREEMENT made the 12th day of August, 2020

BETWEEN:

SILVER BULL RESOURCES, INC., a corporation existing under the laws of the State of Nevada, USA, having an office at Suite 1610, 777 Dunsmuir Street, Vancouver, British Columbia, V7Y 1K4

(hereinafter referred to as “SVB”)

AND:

COPPERBELT AG a corporation existing under the laws of Switzerland having its registered office at Gartenstrasse 3, 6300 Zug, Switzerland, under business identification number of CHE-115.266.895

(hereinafter referred to as “CB Parent”)

AND:

DOSTYK LLP a corporation existing under the laws of Kazakhstan and a wholly-owned subsidiary of CB Parent, having an office at Republic of Kazakhstan, Almaty, 158 Panfilova Street, office #1

(hereinafter referred to as “CB Sub”, and collectively with CB Parent, hereinafter referred to as “CB”)

WHEREAS CB is the legal and beneficial owner of a 100% interest in and to those certain rights, claims, permits and license forming the Beskauga property (the “Beskauga Property”) as more particularly described as the Beskauga Area in Schedule “A” attached hereto. The Beskauga Property consists of the Beskauga Main project (the “Beskauga Main Project”) and the Beskauga South project (the “Beskauga South Project”);

AND WHEREAS SVB and CB Parent intend to enter into a concurrent agreement with respect to exploration activities on the Stepnoe and Ekidos properties located in Kazakhstan;

AND WHEREAS CB wishes to grant to SVB the exclusive right and option to acquire its right, title and 100% interest in the Beskauga Property (as hereinafter defined), including possibly by way of acquisition of all of the issued and outstanding securities of CB Sub, on the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1              Definitions

For the purposes of this Agreement (including the recitals and the Schedules hereto), unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Area of Interest” means the area on the ground between a line which is five kilometers outside the outermost boundaries of the Beskauga Property as constituted at any given time, all as shown as the Beskauga Area on the map set out in Schedule “A” attached hereto;

“Bankable Feasibility Study” means a detailed report in compliance with Canadian National Instrument 43-101, in form and substance sufficient for presentation to arm’s length institutional lenders considering project financing, showing the feasibility of placing any part of the Beskauga Property into commercial production as a mine and shall include a reasonable assessment of the various categories of mineral reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Beskauga Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations;

“Beskauga Property” has the meaning set out in the Recitals.

“Business Day” means any day, other than (a) a Saturday, Sunday or statutory holiday in British Columbia, Canada or Nur-Sultan, Kazakhstan and (b) a day on which banks are generally closed in the Province of British Columbia or Nur-Sultan, Kazakhstan;

“Closing Date” means the date on which the conditions in sub-paragraphs 2.1(a)(ii)(x) and (y) are satisfied;

“Commercial Production” means the operation of all or part of the Beskauga Property as a producing mine, but does not include bulk sampling or milling for the purpose of testing or milling by a pilot plant, and will be deemed to have commenced on the first day of the month following the first 30 consecutive days during which Minerals have been produced from a mine at an average rate of not less than 75% of the initial rated capacity if a plant is located on the Beskauga Property or if no plant is located on the Beskauga Property, the last day of the first period of 15 consecutive days during which ore has been shipped from the Beskauga Property on a reasonably regular basis for the purpose of earning revenues, whether to a plant or facility constructed for that purpose or to a plant or facility already in existence;

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“Construction Commencement” means the date on which on-site construction commences of a mine on the Beskauga Property that will, on completion, result in Commercial Production.

“Effective Date” means the date of this Agreement written above;

“Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse interest, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege, other third party interest or other encumbrance of any nature, or any agreement, instrument or other commitment to create any of the foregoing;

“Environmental Law” means all requirements of the common law or of the environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directors of any federal, territorial, state or local judicial, regulatory or administrative agency, board or governmental authority applicable to the Beskauga Property;

“Mineral Rights” means the rights to work upon lands for the purpose of searching for, developing or extracting Minerals granted under those exploration licenses, mining claims, mining leases, mining licenses, mineral concessions and other forms of mineral tenure within the Beskauga Area in Schedule “A” attached hereto;

“Minerals” means all ores, and concentrates or metals derived therefrom, of precious, base and industrial minerals and which are found in, on or under the Beskauga Property and may lawfully be explored for, mined and sold;

“Operations” includes:

(a)	every kind of work done on or with respect to the Beskauga Property; and
(b)	without limiting the generality of the foregoing, includes the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working, procuring, selling and transporting minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, mining work, milling, concentration, beneficiation or ores and concentrates, as well as the separation and extraction of Minerals;

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“Option” means the option granted by CB to SVB to acquire its right, title and 100% interest in and to the Property in the proportions and on the terms and conditions set out in this Agreement;

“Option Period” means the period commencing on the date hereof and ending on the earlier of (i) the date that the Option is exercised by SVB in accordance with the terms and conditions of this Agreement, and (ii) the date that this Agreement is terminated pursuant to its terms; and

“Ordinary Course of Business” when used in relation to the taking of any action by, or in respect of, CB Sub means that the action:

(a)	is consistent in nature, scope and magnitude with the past practices of CB Sub and is taken in the ordinary course of normal day-to-day operations of CB Sub;
(b)	is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other persons or entities that are in the same line of business as CB Sub; and
(c)	does not require the authorization of the shareholders of CB Sub or any other separate or special authorization of any nature.

“Project” means the exploration of the Beskauga Property and potentially the development, operation and closure and remediation of mining operations on the Beskauga Property or any part thereof.

1.2              Interpretation

In this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
(b)	references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article, Section of or Schedule to this Agreement;
(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;
(e)	the word “including” is deemed to mean “including without limitation”;

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(f)	the terms “party” and the “parties” refer to a party or the parties to this Agreement;
(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;
(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;
(i)	all dollar amounts refer to US dollars unless stated otherwise;
(j)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and
(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3              Schedules

The following schedules attached to this Agreement (the “Schedules”) shall form part of this Agreement:

Schedule A – The Beskauga Property

Schedule B – Expenditures Required to Keep the Beskauga Property in Good Standing

ARTICLE 2
THE OPTION

2.1              Option

(a)	CB hereby grants SVB the sole and exclusive right and option (the “Option”) to acquire its 100% interest in the Beskauga Property in consideration for the following:
(i)	SVB shall pay $30,000 to CB Parent upon the execution of this Agreement;
(ii)	SVB shall pay $40,000 to CB Parent following (x) SVB being able to access the Beskauga Property to conduct due diligence in a manner that complies with governmental recommendations and advisories with respect to the global COVID-19 pandemic and ensures the health and safety of its employees, consultants and representatives in SVB’s sole discretion and (y) the results of SVB’s due diligence on the Beskauga Property are satisfactory to SVB, in its sole discretion (with a maximum of 60 days due diligence period after (x) is satisfied), with such payment being made within five Business Days of a satisfactory due diligence report developed pursuant to (y);

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(iii)	SVB shall incur a total of $2,000,000 in exploration expenditures on the Beskauga Property by no later than the first anniversary of the Closing Date, and SVB shall use its reasonable best efforts to commence exploration expenditures within 10 Business Days from the Closing Date;
(iv)	SVB shall incur a total of $3,000,000 in exploration expenditures on the Beskauga Property by no later than the second anniversary of the Closing Date;
(v)	SVB shall incur a total of $5,000,000 in exploration expenditures on the Beskauga Property by no later than the third anniversary of the Closing Date; and
(vi)	SVB shall incur a total of $5,000,000 in exploration expenditures on the Beskauga Property by no later than the fourth anniversary of the Closing Date.
(b)	It is the stated intention of SVB to spend approximately $10 million exploring the Beskauga Property over the first three years from the Closing Date, if exploration results are, in its judgement, favourable, as the exploration program is executed. The above exploration expenditures shall be spent through CB Sub as a sole Beskauga licenceholder and shall be based on the mutually agreed exploration program aiming to bring Beskauga to the pre-development stage. If the parties cannot agree on any proposed exploration program, the recommendation of SVB shall prevail. The parties acknowledge and agree that, concurrently with the execution of this Agreement, SVB and CB Parent will execute an agreement concerning the Stepnoe and Ekidos projects (the “Stepnoe and Ekidos Agreement”) and the exploration expenditures required in paragraph 2.1(a) above shall qualify as, and be counted towards, the exploration expenditures contemplated to be made by SVB under the Stepnoe and Ekidos Agreement. For greater certainty, the exploration expenditures on Stepnoe and Ekidos mineral properties will be made at the sole discretion of SVB. For greater certainty, funds under paragraph 2.1(a) not allocated to the Beskauga Licence Property may be allocated to the Stepnoe an Ekidos mineral properties at the sole discretion of SVB.

2.2              Option Payments and Expenditures

Payments and exploration expenditures incurred and paid which exceed the above amounts in any given period shall be cumulative and credited to the subsequent periods.

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2.3             Exercise of the Option

(a)	Not later than 90 Business Days following the satisfaction of its obligations in Section 2.1, SVB may exercise the Option by delivering written notice (the “Exercise Notice”) to CB and:
(i)	in order to acquire the Beskauga Property, pay to CB an amount equal to $15,000,000 in cash; or
(ii)	in order to acquire the Beskauga Main Project only, pay to CB an amount equal to $13,500,000 in cash; or
(iii)	in order to acquire the Beskauga South Project only, pay to CB an amount equal to $1,500,000 in cash.

Upon such payments being made, SVB shall be deemed to exercise the Option and automatically acquire a 100% interest in the relevant portion of the Beskauga Property, free and clear of any Encumbrances. CB shall take all such action as necessary or advisable to transfer the relevant portion of the Beskauga Property to a Kazakhstan subsidiary of SVB, or such other designee as SVB identifies.

2.4             Option Only

This Agreement is an option only and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating SVB to do any acts, issue any securities or make any payments hereunder, and any act, issuance or payment as shall be made hereunder shall not be construed as obligating SVB to do any further act or make any further issuance or payment.

2.5             Transference of Option Agreement

During the option period, SVB may not sell, transfer, assign this agreement without the prior written consent of CB, such consent not to be unreasonably withheld. Notwithstanding the foregoing, SVB shall be permitted to assign this Agreement to an “affiliate” or “associate” as those terms are defined in the Business Corporations Act (British Columbia). It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

2.6             Termination before Deemed Exercise of the Option

SVB shall be entitled to terminate the Option prior to exercise upon notice in writing to CB. If the Option is terminated prior to it being exercised then:

(a)               SVB shall have no obligation to make any further payment to CB hereunder;

(b)               no party will have any further obligation to the other hereunder, except those obligations which survive termination of this Agreement; and

(c)               SVB shall have earned no interest in or assumed any liabilities with respect to the Beskauga Property.

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2.7              Registration of Interest and Structure of Transaction

(a)              Forthwith after execution of this Agreement, SVB may, at its expense, register on title to the Beskauga Property, or elsewhere as permitted by applicable law, notice of its interest in this Option and its right to acquire the Beskauga Property.

(b)	To the extent that CB is not able to transfer any Mineral Rights comprising the Beskauga Property in a reasonably prompt and commercial manner, CB shall agree to restructure the Option to enable SVB to acquire all of the issued and outstanding securities of CB Sub on exercise of the Option, on terms and conditions which achieve the same economic, commercial and technical terms as set out herein to the extent possible.

(c)              If the Option is restructured as contemplated in Section 2.7(b), CB Parent shall assume all liabilities of CB Sub, other than the liabilities directly arising out of the Mineral Rights which SVB would have assumed if it acquired the Mineral Rights directly (the "Excluded Liabilities”), and CB Parent shall indemnify and hold harmless SVB from all such liabilities other than Excluded Liabilities.

2.8              Bonus Payments to CB – Beskauga Main

If SVB acquires the Beskauga Main Project, SVB shall remit to CB Parent the bonus payments in accordance with this Section 2.8, with 20% of such bonus payments being due (x) if CB does not challenge the mineral resource statement in accordance with this Section 2.8, not later than 60 Business Days after completion of the Bankable Feasibility Study on the Beskauga Main Project, or (y) if CB challenges the mineral resource statement in accordance with this Section 2.8, no later than 10 Business Days after the mineral resource statement is finally determined in accordance with this Section 2.8, and the remaining 80% of such bonus payments being due within 15 Business Days of Construction Commencement on the Beskauga Main Project:

(a)	if the Beskauga Main Project is the subject of a Bankable Feasibility Study indicating gold equivalent resources of at least 3 million ounces, a payment of $2,000,000, payable in cash or a combination of cash and common shares in the capital of SVB (the “SVB Shares”), at SVB’s election with a maximum of 50% of such payment being made in SVB Shares, provided that if SVB elects to issue any SVB Shares to CB, such SVB Shares shall be valued at the 20-day volume weighted average trading price of the SVB Shares on the Toronto Stock Exchange (the “20-Day VWAP”) calculated as at the date immediately preceding the date of the issue of such SVB Shares;
(b)	if the Beskauga Main Project is the subject of a Bankable Feasibility Study indicating gold equivalent resources of at least 5 million ounces, a payment of $4,000,000, payable in cash or a combination of cash and SVB Shares, at SVB’s election with a maximum of 50% of such payment being made in SVB Shares, provided that if SVB elects to issue any SVB Shares to CB, such SVB Shares shall be valued at the 20-Day VWAP calculated as at the date immediately preceding the date of the issue of such SVB Shares;

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(c)	if the Beskauga Main Project is the subject of a Bankable Feasibility Study indicating gold equivalent resources of at least 7 million ounces, a payment of $6,000,000, payable in cash or a combination of cash and SVB Shares, at SVB’s election with a maximum of 50% of such payment being made in SVB Shares, provided that if SVB elects to issue any SVB Shares to CB, such SVB Shares shall be valued at the 20-Day VWAP calculated as at the date immediately preceding the date of the issue of such SVB Shares; or
(d)	if the Beskauga Main Project is the subject of a Bankable Feasibility Study indicating gold equivalent resources of at least 10 million ounces, a payment of $8,000,000, payable in cash or a combination of cash and SVB Shares, at SVB’s election with a maximum of 50% of such payment being made in SVB Shares, provided that if SVB elects to issue any SVB Shares to CB, such SVB Shares shall be valued at the 20-Day VWAP calculated as at the date immediately preceding the date of the issue of such SVB Shares;.

For the avoidance of doubt, the above bonus payments are cumulative and, once a lump sum bonus payment is paid to CB Parent in respect of the Beskauga Main Project, CB Parent will not be entitled to any further bonus payments in respect of any additional gold equivalent resources that are on the Beskauga Main Project. By way of example only, if 5 million ounces of gold equivalent resources are detailed in the Bankable Feasibility Study on the Beskauga Main Project, CB Parent will be entitled to a bonus payment equal to $6,000,000 in respect of the Beskauga Main Project and once paid, CB Parent will not be entitled to any further bonus payments in respect of the Beskauga Main Project. Nothing in this Section 2.8 shall prevent a bonus payment being paid in respect of the Beskauga South Project in accordance with Section 2.9.

CB shall have a right to engage independent consultants to review the mineral resource statement contained in the Bankable Feasibility Study for the Beskauga Main Project (the “BMP Review”) and CB may, within 15 Business Days of completion of the Bankable Feasibility Study by SVB, notify SVB that it is undertaking the BMP Review and challenging the mineral resource statement contained in such Bankable Feasibility Study. If there is a discrepancy in the mineral resource statement between such Bankable Feasibility Study and BMP Review of more than 3%, then the parties shall mutually agree on an independent third party consultant to review the mineral resource statements contained in such Bankable Feasibility Study and BMP Review to determine the mineral resource statement applicable to the Beskauga Main Project for the purposes of the bonus payments payable under this Section 2.8 (the “BMP Independent Review”). In the event that the parties are unable to agree on such independent third party consultant within 20 Business Days, SVB shall be entitled to select the independent third party consultant to perform the BMP Independent Review. If there is a discrepancy in the mineral resource statements between the Bankable Feasibility Study and BMP Review of 3% or less, the mineral resource statement with the greater mineral resources shall be used for the purposes of determining the bonus payments payable under this Section 2.8.

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(e)	If SVB acquires the Beskauga Main Project and conveys the interest in the property to any third party (including a sale of the mineral rights and/or by assigning its interest in this agreement) before a Bankable Feasibility Study is completed, the transferee agrees to be bound by the terms and conditions applicable to SVB pursuant to this agreement and SVB shall not transfer Beskauga Main Project without this clause in the agreement with the transferee. SVB shall inform CB by written notice immediately (a) once it has determined to proceed with such transfer and (b) after execution of any such transfer of the property by disclosing name and address of the transferee.

2.9              Bonus Payments to CB – Beskauga South

If SVB acquires the Beskauga South Project, SVB shall remit to CB Parent the bonus payments in accordance with this Section 2.9, with 20% of such bonus payments being due (x) if CB does not challenge the mineral resource statement in accordance with this Section 2.9, not later than 60 Business Days after completion of the Bankable Feasibility Study on the Beskauga South Project, or (y) if CB challenges the mineral resource statement in accordance with this Section 2.9, no later than 10 Business Days after the mineral resource statement is finally determined in accordance with this Section 2.9, and the remaining 80% of such bonus payments being due within 15 Business Days of Construction Commencement on the Beskauga South Project:

(a)	if the Beskauga South Project is the subject of a Bankable Feasibility Study indicating gold equivalent resources of at least 2 million ounces, a payment of $2,000,000, payable in cash or a combination of cash and SVB Shares, at SVB’s election with a maximum of 50% of such payment being made in SVB Shares, with the number of such SVB Shares to be calculated based on the 20-Day VWAP calculated as at the date immediately preceding the date of the issue of such SVB Shares;
(b)	if the Beskauga South Project is the subject of a Bankable Feasibility Study indicating gold equivalent resources of at least 3 million ounces, a payment of $3,000,000, payable in cash or a combination of cash and SVB Shares, at SVB’s election with a maximum of 50% of such payment being made in SVB Shares, with the number of such SVB Shares to be calculated based on the 20-Day VWAP calculated as at the date immediately preceding the date of the issue of such SVB Shares;
(c)	if the Beskauga South Project is the subject of a Bankable Feasibility Study indicating gold equivalent resources of at least 4 million ounces, a payment of $3,000,000, payable in cash or a combination of cash and SVB Shares, at SVB’s election with a maximum of 50% of such payment being made in SVB Shares, with the number of such SVB Shares to be calculated based on the 20-Day VWAP calculated as at the date immediately preceding the date of the issue of such SVB Shares; or

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(d)	if the Beskauga South Project is the subject of a Bankable Feasibility Study indicating gold equivalent resources of at least 5 million ounces, a payment of $4,000,000, payable in cash or a combination of cash and SVB Shares, at SVB’s election with a maximum of 50% of such payment being made in SVB Shares, with the number of such SVB Shares to be calculated based on the 20-Day VWAP calculated as at the date immediately preceding the date of the issue of such SVB Shares.

For the avoidance of doubt, the above bonus payments are cumulative and, once a lump sum bonus payment is paid to CB Parent in respect of the Beskauga South Project, CB Parent will not be entitled to any further bonus payments in respect of any additional gold equivalent resources that are on the Beskauga South Project. By way of example only, if 5 million ounces of gold equivalent resources are detailed in the Bankable Feasibility Study on the Beskauga South Project, CB Parent will be entitled to a bonus payment equal to $12,000,000 in respect of the Beskauga South Project and once paid, CB Parent will not be entitled to any further bonus payments in respect of the Beskauga South Project. Nothing in this Section 2.9 shall prevent a bonus payment being paid in respect of the Beskauga Main Project in accordance with Section 2.8.

CB shall have a right to engage independent consultants to review the mineral resource statement contained in the Bankable Feasibility Study for the Beskauga South Project (the “BSP Review”) and CB may, within 15 Business Days of completion of the Bankable Feasibility Study by SVB, notify SVB that it is undertaking the BSP Review and challenging the mineral resource statement contained in such Bankable Feasibility Study. If there is a discrepancy in the mineral resource statement between such Bankable Feasibility Study and BSP Review of more than 3%, then the parties shall mutually agree on an independent third party consultant to review the mineral resource statements contained in such Bankable Feasibility Study and BSP Review to determine the mineral resource statement applicable to the Beskauga South Project for the purposes of the bonus payments payable under this Section 2.9 (the “BSP Independent Review”). In the event that the parties are unable to agree on such independent third party consultant within 20 Business Days, SVB shall be entitled to select the independent third party consultant to perform the BSP Independent Review. If there is a discrepancy in the mineral resource statements between the Bankable Feasibility Study and BSP Review of 3% or less, the mineral resource statement with the greater mineral resources shall be used for the purposes of determining the bonus payments payable under this Section 2.9.

(e)	If SVB acquires the Beskauga South Project and conveys the interest in the property to any third party (including a sale of the mineral rights and/or by assigning its interest in this agreement) before a Bankable Feasibility Study is completed, the transferee agrees to be bound by the terms and conditions applicable to SVB pursuant to this agreement and SVB shall not transfer Beskauga South Project without this clause in the agreement with the transferee. SVB shall inform CB by written notice immediately (a) once it has determined to proceed with such transfer and (b) after execution of any such transfer of the property by disclosing name and address of the transferee.

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2.10          Property Boundaries

Should SVB decide to exercise the option for either Beskauga Main or Beskauga South only, the parties acknowledge that the boundaries between Beskauga Main and Beskauga South will be determined before the end of the option period based on geochemical analysis of available drilling results. For greater certainty mineralization with characteristics similar to drill holes BgS43 through to BgS92 will be used to define Beskauga South boundaries, and mineralization with characteristics similar to drill holes Bg-31 through to Bg-85 will be used to define Beskauga Main boundaries.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1              Representations, Warranties and Covenants of CB

Each of CB Parent and CB Sub hereby jointly and severally represent, warrant and covenant to SVB, and acknowledge that SVB is relying on such representations, warranties and covenants in entering into this Agreement and performing its obligations hereunder, that as of the date of this Agreement:

(a)	it is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to herein or contemplated hereby and to consummate the transactions contemplated hereby;
(c)	neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;
(d)	the execution and delivery of this Agreement and the agreements referred to herein or contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable to it or its constating documents;
(e)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder;
(f)	this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms;
(g)	no approval, authorization, consent or order of, and no filing, registration or recording with, any governmental authority is required of CB in connection with the execution and delivery or with the performance by CB of this Agreement other than such as have been obtained;

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(h)	the Beskauga Property is properly and accurately described in Schedule “A”;
(i)	the Mineral Rights comprising the Beskauga Property have been duly and validly recorded pursuant to all applicable laws and regulations and are in good standing;
(j)	CB has good title to its 100% interest the Mineral Rights comprised in the Beskauga Property, free and clear of all Encumbrances, or other claims whatsoever and, without limiting the generality of the foregoing, other than this Agreement, there are not any agreements or options to grant or convey any interest or rights in the Beskauga Property or to pay any royalties with respect to the Beskauga Property in force as of the date hereof;
(k)	CB Parent is the legal and beneficial holder of 100% of the outstanding securities of CB Sub, free and clear of all Encumbrances or other claims whatsoever;
(l)	none of the Mineral Rights comprising the Beskauga Property are subject to any area of common interest or similar obligation to or with a third person;
(m)	it has provided SVB or its representatives access to all information in its possession and control relating to the Beskauga Property, whether in tangible or electronic form, including without limitation all maps, assays, surveys, drill logs, samples and metallurgical, geological, geophysical, geochemical and engineering data in respect thereof;
(n)	there are no adverse claims, challenges, suits, actions, prosecutions, investigations or proceedings filed or, to the best of its knowledge, pending or threatened against it or its ownership of or rights or title to the Beskauga Property or any portion thereof;
(o)	all taxes, assessments, levies or other payments relating to the Mineral Rights to the Beskauga Property and required to be made on or before the date hereof have been made and Schedule B sets out a true and complete list of all taxes, assessments, levies or other payments relating to the Mineral Rights to the Beskauga Property that are required to keep the Mineral Rights in good standing from time to time, and that such taxes, assessments, levies or other payments shall remain the same;
(p)	to the best of its knowledge, there are no claims under any Environmental Law in respect of the Beskauga Property, nor to the best of its knowledge have any activities of it or on its behalf been in material violation of any applicable Environmental Law, regulations or regulatory prohibition or order, and conditions on and relating to the Beskauga Property are in compliance with such Environmental Law, regulations, prohibitions and orders in all material respects;

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(q)	to the best of its knowledge, there are no pending or ongoing actions taken by or on behalf of any native or indigenous persons pursuant to the assertion of any land claims with respect to the Beskauga Property;
(r)	any and all operations of CB and its subsidiaries have been conducted in accordance with good industry practices and in material compliance with applicable laws, rules, regulations, orders and directions of government and other competent authorities; and
(s)	CB (i) has consulted with its professional and legal advisors and is capable of evaluating the merits and risks of receiving the SVB common shares issued to it in accordance with this Agreement; (ii) will be able to bear the economic risk of receiving such SVB common shares; (iii) acknowledges that it has not received a prospectus or an offering memorandum from SVB in connection with receiving such SVB common shares, that subscription for such SVB common shares has not been made through or as a result of, and the distribution thereof is not being accompanied by, any advertisement, without limitation, printed public media, radio, television or telecommunications, including electronic display, or as part of a general solicitation, and that it has relied entirely on the publicly available information and documents of SVB, and on its own investigation in making the decision to receive such SVB common shares as consideration; (iv) is acquiring such SVB common shares as principal and not as agent and is acquiring such SVB common shares not with a view to the resale or distribution; and (v) acknowledges such shares will be subject to such legends and transfer restrictions as may be required under applicable securities law.

3.2              Representations, Warranties and Covenants of SVB

SVB hereby represents, warrants and covenants to CB, and acknowledges that CB is relying on such representations, warranties and covenants in entering into this Agreement and performing its obligations hereunder, that as of the date of this Agreement:

(a)	SVB is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(b)	SVB has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to consummate the transactions contemplated hereby;
(c)	neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;
(d)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder;

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(e)	this Agreement constitutes a legal, valid and binding obligation of SVB enforceable against it in accordance with its terms; and
(f)	no approval, authorization, consent or order of, and no filing, registration or recording with, any governmental authority is required of SVB in connection with the execution and delivery or with the performance by SVB of this Agreement other than such as have been obtained, other than such approvals as may be required to list the shares of SVB with the appropriate stock exchange and any filing under securities laws in connection with the issuance of such shares; and
(g)	any common shares of SVB issued pursuant to this Agreement, will, when issued, be duly authorized and validly issued as fully paid and non-assessable securities common shares in the capital of SVB, free of any lien, right of first refusal, preemptive right, subscription right or other similar right with respect thereto.

ARTICLE 4
COVENANTS

4.1              Operations

According to Subsoil Use Law of Kazakhstan, the CB Sub "Dostyk" will be appointed as the operator of the Project (the “Operator”). The exploration expenditures shall be spent through the CB Sub as the sole Beskauga licenceholder with exploration activities being conducted in a sound and workmanlike manner in accordance with sound mining and engineering practices. During the Option Period, the Operator shall maintain adequate insurance coverage in accordance with normal industry standards and practice, naming the parties hereto as insured and protecting the parties from third party claims, and shall provide reasonable satisfactory evidence of such insurance at the request of the parties, provided that such insurance is available on reasonable terms as determined by SVB in its sole discretion. All work done during the Option Period shall be done pursuant to programs and budgets approved by SVB.

4.2              Covenants of the Operator

During the Option Period, the Operator will:

(a)	maintain the Beskauga Property in good standing and pay all costs in respect thereof, provided that neither the Operator or SVB (whether or not it is the Operator) shall be required to make any expenditures in connection with the preparation of independent studies to be filed with a governmental body of Kazakhstan;
(b)	comply with all applicable laws with respect to its activities on the Beskauga Property;
(c)	keep CB and SVB, as applicable, reasonably informed as to the activities with respect to the Beskauga Property;

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(d)	provide CB and SVB, as applicable, with an annual report on the Beskauga Property within 90 days of the end of the work programs conducted in each year;
(e)	allow CB and SVB, as applicable, to conduct site visits on the Beskauga Property upon reasonable notice at their sole risk and expense; and
(f)	provide CB and SVB, as applicable, access to all Beskauga Property-related information, including financial information.

4.3              Covenants of CB

During the Option Period, CB will:

(a)	cooperate with SVB in its efforts to obtain any permitting required;
(b)	remain the registered owner of a 100% interest in the Beskauga Property during the Option Period and not transfer, pledge or in any way encumber the Beskauga Property;
(c)	operate CB Sub in the Ordinary Course of Business in compliance with applicable law and the terms and conditions of all contracts, permits, licenses, authorizations and other governmental or regulatory authorizations to which CB Sub is a party, and in a manner that maintains CB Sub’s relations with suppliers, government and regulatory authorities and contractual counterparties in accordance with past custom and practice;
(d)	ensure that CB Parent remains the legal and beneficial owner of 100% of the outstanding securities of CB Sub, free and clear of all Encumbrances or other claims whatsoever;
(e)	refrain from agreeing to any amendment to or waiver in respect of the terms of the Mineral Rights comprised in the Beskauga Property and any other agreement related to the Beskauga Property, without the written consent of SVB;
(f)	promptly deliver to SVB any notice, demands, third-party offers or inquiries or other material communications it receives relating to the Beskauga Property;
(g)	not solicit offers or engage in any discussions with a third party relating to the ownership or development of the Project; and
(h)	take any action or refrain from any action, as the case may be, as may be required in furtherance of or in support of the terms of this Agreement.

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4.4              Area of Interest

(a)	If, during the term of this Agreement, any party, directly or indirectly, has the opportunity to stake or otherwise acquire any mineral interest or right of any nature whatsoever, located wholly or in part in the Area of Interest, the party who has such opportunity (in this Section 4.4, the “Acquiring Party”) shall notify the other party (the “Other Party”) in writing of that opportunity without undue delay, and, in any event, within 10 days of the opportunity arising, including the terms on which the mineral interest or right of any nature whatsoever is able to be acquired and an assessment of the likely benefits to the parties. An Acquiring Party may stake a mineral interest or right in its own name if the Acquiring Party believes it is necessary to do so in order to preserve the opportunity to acquire such mineral interest or right. In such event the Acquiring Party will be staking the mineral claim subject to the right of the party who is not the Acquiring Party under this Section 4.4(a) and if a decision is made to stake or acquire the mineral interest or right pursuant to Section 4.4(b), such mineral claim shall become subject to this Agreement and form part of the Property on the basis contemplated by Section 4.4(b).
(b)	The Other Party shall within 15 days from the date that the notice is given by the Acquiring Party pursuant to Section 4.4(a) decide whether the mineral interest or right of any nature whatsoever should be staked or acquired on behalf of the parties. If a decision is made to stake or acquire any mineral interest or right wholly or in part in the Area of Interest, the parties shall use commercially reasonable efforts to acquire or stake such mineral interest or right of any nature whatsoever which shall become subject to this agreement and form part of the Property (the “Additional Property”). The costs associated with staking or acquiring the Additional Property shall be included in the program and budget for work on the Property approved by SVB.

(c)               If the Other Party decides the mineral right or interest in the Area of Interest should not be acquired as stated pursuant to Section 4.4(b), the Acquiring Party may itself acquire or stake such mineral claim on terms not more favourable to the Acquiring Party than those specified in the notice referred to in Section 4.4(a) within three months of the giving of such notice.

4.5              Right of First Refusal

If CB receives a bona fide offer (the “Offer”) from an arms-length third party (the “Offeror”) to purchase either all of its interest in the Beskauga Property or only the interest in the Beskauga Main Project or Beskauga South Project (the “ROFR Interest”), which CB intends to accept, the following provisions shall apply:

(a)	CB shall, by notice (the “ROFR Notice”), advise SVB of its intention to accept such Offer, and include in such ROFR Notice the identity of the Offeror, the price or other consideration of the Offer, the proposed effective date and closing date of the transaction, a copy of the Offer, evidence that the board of directors of CB has approved the acceptance of such Offer, and any other information respecting the transaction which it reasonably believes would be material to the exercise of the other party’s rights hereunder.

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(b)	If the consideration described in the ROFR Notice cannot be matched in kind, the ROFR Notice shall include CB’s bona fide estimate of the value, in cash, of such consideration. If SVB objects as to the reasonableness of such estimate of the cash value of the consideration described in the ROFR Notice, it will so advise CB and the dispute will be submitted for determination to an independent Canadian national firm of chartered accountants mutually agreed to by CB and SVB (and, failing such agreement between CB and SVB within a further period of five Business Days, such independent national firm of chartered accountants will be designated by SVB, and the election period provided herein to the other party shall be suspended until such matter is resolved by settlement or determination).
(c)	Within the later of: (i) 90 days from the receipt of the ROFR Notice, as modified by any suspension described above; or (ii) if applicable, 15 days from any determination or settlement reached as described above, SVB may give notice to CB that it elects to purchase the ROFR Interest described in the ROFR Notice for the applicable price (a “Notice of Acceptance”). A Notice of Acceptance shall create a binding contractual obligation upon CB to sell, and upon SVB to purchase, for the applicable price, all of the ROFR Interest included in such ROFR Notice on the terms and conditions set forth in the ROFR Notice.
(d)	If the ROFR Interest described in the ROFR Notice is not disposed of to SVB as described above, CB may transfer such ROFR Interest to the Offeror identified in such ROFR Notice at any time within 180 days from the issuance of such ROFR Notice, provided that (i) such transfer is not on terms that are more favourable to such purchaser than those offered in the ROFR Notice; (ii) and the transferee agrees in writing to be bound by the terms and conditions applicable to CB pursuant to this Agreement.
(e)	Following a transfer or 180 days from the issuance of a ROFR Notice from which a transfer did not result, as the case may be, the provisions of this clause shall once again apply to the ROFR Interest described in the ROFR Notice.

ARTICLE 5
TERMINATION; INDEMNITY; DEFAULT

5.1              Termination

This Agreement shall terminate:

(a)	upon the mutual written agreement of CB and SVB; or
(b)	upon the delivery of written notice by SVB, provided that at the time of delivery of written notice, unless there has been a material breach of a representation or warranty given by CB which has not been cured, the Beskauga Property is in good-standing;

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(c)	if there is a material breach by a party of its obligations under the Option Agreement (the “Breaching Party”), and the other party (the “Non-Breaching Party”) has provided written notice of such material breach (“Breach Notice”) to the Breaching Party, upon the date which is (i) 30 days after the Breach Notice is delivered, if such material breach is capable of being cured and remains uncured, or (ii) 60 days after the Breach Notice is delivered, if such material breach is incapable of being cured and the parties have not otherwise agreed in writing, and in either event provided that the Non-Breaching Party is not in material breach of the Agreement at the date of the Breach Notice or at any time thereafter; or
(d)	if the Closing Date does not occur within 12 months of the Effective Date, upon the delivery of a written notice by either party thereafter.

5.2              Indemnity and Survival of Representations

(a)	The representations and warranties set out herein are conditions on which the parties have relied in entering into this Agreement and shall survive for a period of three years after the date of this Agreement. Each of CB and SVB will indemnify and save the other harmless from and against any and all claims, judgments, liabilities, loss, cost, expense or damage, of any kind or nature whatsoever (including legal costs on a solicitor and his own client basis), arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.
(b)	The provisions of Section 5.2 of this Agreement shall survive termination of this Agreement.

5.3              Default

Notwithstanding anything in this Agreement to the contrary, if any party (a “Defaulting Party”) is in default of any requirement herein set forth, the party affected by such default shall give written notice to the Defaulting Party specifying the default. The Defaulting Party shall have 30 days after the receipt of such notice of default to cure the default specified in such notice. If the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default including terminating this agreement and/or seeking the remedies of specific performance, injunction or damages.

ARTICLE 6
MISCELLANEOUS

6.1              Confidentiality

The parties agree to hold in confidence all data and information obtained in respect of the Beskauga Property or otherwise in connection with this Agreement except to the extent: (i) such data and information is or becomes generally available to the public (other than as a result of a disclosure by a party or its representatives in breach of this Agreement); (ii) such data and information is derived solely from SVB’s activities in respect of the Beskauga Property in which case it may be disclosed by SVB; or (iii) such data or information is required to be disclosed by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, in which case the party making such disclosure will consult with the other party prior to making any statement or news release and the parties will use all reasonable efforts, acting expeditiously and in good faith, to provide the other party with a copy of any proposed disclosure at least 72 hours, or if such period is not reasonably practicable, as soon as possible, prior to public release in order to agree upon a text for such statement or release which is satisfactory to each party. Failure by a non-disclosing party to provide comment on any proposed disclosure within 72 hours of receipt from the disclosing party shall be deemed a waiver of such receiving party’s rights pursuant to this section. If the parties fail to agree upon such text, the party making the disclosure will make only such public statement or release as its counsel advises is legally required to be made or is otherwise reasonable in the circumstances.

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6.2              Assignment

During the Option Period (a) neither CB may sell, transfer, assign, mortgage, pledge or otherwise encumber their interest in this Agreement; and (b) CB may not, directly or indirectly, sell, transfer, assign, mortgage, pledge or otherwise encumber its interest in the Property, without the prior written consent of SVB. Notwithstanding the foregoing, CB shall be permitted to assign this Agreement to an “affiliate” or “associate” as those terms are defined in the Business Corporations Act (British Columbia). It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

6.3              Force Majeure

(a)	The obligations of a party hereunder shall be suspended to the extent and for the period that performance, exploration, development or operations, as applicable, is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private licence, permit or other authorisation; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, provincial or local agency that delays or prevents the issuance or granting of any approval or authorisation required to conduct operations beyond the reasonable expectations of the party seeking the approval or authorisation; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife, terrorism, insurrection or rebellion; fire, explosion, earthquake; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; pandemics, epidemics or other public health emergencies (including those resulting from diseases, influenzas and other viruses) and governmental actions relating thereto (including quarantines, business closures and travel restrictions relating to public health emergencies); or any other cause whether similar or dissimilar to the foregoing (an “Intervening Event”). Notwithstanding the foregoing, and for greater certainty, neither lack of funds nor the inability of any party to obtain financing shall be an Intervening Event.

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(b)	A party relying on the provisions of Subsection 6.3(a) shall promptly give written notice to the other party of the particulars of the Intervening Event and all time limits imposed by this Agreement shall be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event.
(c)	A party relying on the provisions of Subsection 6.3(a) shall take all reasonable steps to eliminate any Intervening Event and, if possible, shall perform its obligations under this Agreement as far as commercially practical, but nothing herein shall require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion commercially impracticable. A party relying on the provisions of Subsection 6.3(a) shall give written notice to the other party as soon as such Intervening Event ceases to exist.

6.4              Notice

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by sending the same by email or other similar form of communication (provided that if a method of notice other than email is selected, the notice shall also be sent by email), in each case addressed as follows:

(a)	If to CB at:

Copperbelt AG

Gartenstrasse 3

6300 Zug

Switzerland

Attention: Dr. Waldemar Mueller

Email: [***]

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with a copy (which does not constitute notice) to:

NEOVIUS AG

Hirschgaesslein 30

4010 Basel

Switzerland

Attention: Peter Goeggel

Email: [***]

(b)	If to SVB at:

Silver Bull Resources, Inc.

777 Dunsmuir Street, Suite 1610

Vancouver, British Columbia

V7Y 1K4

Attention: Tim Barry

Email: [***]

and

Attention: Sean Fallis

Email: [***]

with a copy (which does not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street

Suite 2600, Three Bentall Centre

Vancouver, British Columbia

V7X 1L3

Attention: Susan Tomaine

Email: [***]

Any notice, direction or other instrument will (i) if delivered by hand, be deemed to have been given and received on the day it was delivered; and (iii) if sent by email or other similar form of communication, be deemed to have been given and received on the Business Day following the day it was so sent. Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 6.4.

6.5              Further Assurances

Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

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6.6              Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the draft term sheet. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

6.7              Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of British Columbia.

6.8              Dispute Resolution

Any disputes under this Agreement shall be resolved through arbitration which will take place in Vancouver, British Columbia pursuant to the Commercial Arbitration Act (British Columbia).

6.9              Enurement

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

6.10          Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.11          Amendments

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

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6.12          Time of Essence

Time shall be of the essence of this Agreement.

6.13          Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (including counterparts delivered by email), with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

COPPERBELT AG

 By: /s/ Waldemar Mueller
Name: Waldemar Mueller
Title: President & CEO

 By: /s/ Peter Goeggel
Name: Peter Goeggel
Title: Director

DOSTYK LLP

 By: /s/ Irma Nuss
Name: Irma Nuss
Title: Managing Director

SILVER BULL RESOURCES, INC.

 By: /s/ Timothy Barry
Name: Timothy Barry
Title: President & CEO

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